STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of January 18, 2018 (the “Effective Date”), is entered into between Forward Industries Inc., a New York corporation (“Buyer”), the holders of all the common stock of Intelligent Product Solutions, Inc., a New York corporation (“IPS”) whose names are set forth on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”), IPS and Mitchell Maiman (“Sellers Representative”), solely with respect to Sections 2.04, 2.05, 7.02, 7.03, 9.02, 9.03 and 9.11 hereof.

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding shares of common stock, no par value, of IPS (the “Shares”);

WHEREAS, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Affiliate shall also include Family Members of a natural person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Employment Agreements and all other contracts or agreements contemplated herein.

“Audited Financial Statements” means balance sheets, statements of profit and loss, cash flow statements and statements of shareholders equity of IPS for the two (2) most recent fiscal years ended September 30, 2016 and 2017, audited by Cohn Reznick, Certified Public Accountants, and in accordance with GAAP, applied on a consistent basis throughout the period involved.

“Balance Sheet” means any and all balance sheets contained in the Audited Financial Statements.

“Balance Sheet Date” means September 30, 2017.

“Basket” has the meaning set forth in Section 8.05(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cap” has the meaning set forth in Section 8.05(a).

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Payment” means the Purchase Price minus: (i) the Closing Indebtedness; (ii) the Transaction Expenses; (iii) the Earn-Out Amount; and (iv) the Deferred Cash Compensation.

“Closing Indebtedness” means the current loan facilities (term loan and revolving credit loan) with TD Bank, the Computer Obligations and the Promissory Notes.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of IPS, certifying the amount of Transaction Expenses remaining unpaid as of the close of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the person to whom such expense is owed).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.01(b)(i).

“Computer Obligations” means the current IPS liabilities for computer hardware and/or software whether same are financed by deferred purchase agreements, leases or similar arrangements.

“Confidential Information” means all nonpublic or proprietary information including, but not limited to, software (in source or object code form), databases, algorithms, processes, analysis, designs, prototypes, methodologies, reports, specifications, inventions, products, pricing, technology, vendors and customers (current or prospective), clients, business contacts, employees, consultants, contracts and subcontracts (prospective and executed), marketing and sales plans, strategies, future business plans, financial information and Intellectual Property, whether any of the foregoing is embodied in hard copy, computer-readable form, electronic or optical form, or otherwise.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Customizations” has the meaning set forth in Section 3.01(k)(ix)(B).

“Direct Claim” has the meaning set forth in Section 8.06(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Earn-Out Amount” means up to $2,200,000.

“Earn-Out Calculation Objection Notice” has the meaning set forth in Section 2.04(b)

“Earn-Out Calculation Statement” has the meaning set forth in Section 2.04(a).

“Earn-Out Payment” has the meaning set forth in Section 2.03.

“Effective Date” has the meaning set forth in the preamble.

“Employee Benefit Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA, as amended, whether or not subject to ERISA), bonus, profit sharing, compensation, pension, retirement, “401(k),” severance, savings, deferred compensation, fringe benefit, insurance, post-retirement health or welfare benefit, life, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, restricted stock unit, tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, other plan, agreement, policy, trust fund or arrangement (whether written or unwritten, insured or self-insured) or other agreement or arrangement (whether in writing or otherwise) for which a party hereto has a liability to any employee(s).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Equity Interests” shall mean each and every class of security (of any nature) authorized as of the Closing Date including, without limitation, common stock, preferred stock, options, warrants, and other convertible securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Members” means: (i) the lineal descendants (naturally or by adoption) of the parents of a natural person, (ii) lineal ascendants (naturally or by adoption) of a natural person, (iii) spouses of any of the foregoing, (iv) trusts for the benefit of any of the foregoing, and (v) any corporation, limited liability company, partnership or other entity that is “controlled by” (as such term is defined in the definition of Affiliate) one or more of the foregoing.

“Force Majeure” has the meaning set forth in Section 9.15.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Expiration Date” shall mean three (3) years from the Closing Date, plus sixty (60) days.

“Government Contracts” has the meaning set forth in Section 3.01(h)(i)(G).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.06.

“Indemnifying Party” has the meaning set forth in Section 8.06.

“Independent Accountant” has the meaning set forth in Section 2.04(b).

“Information Request” has the meaning set forth in Section 2.04(b).

“Insurance Policies” has the meaning set forth in Section 3.01(o).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (i) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (ii) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (iv) internet domain names, and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (v) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (vi) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; (vii) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (viii) all other intellectual or industrial property and proprietary rights.

“IPS” has the meaning set forth in the recitals.

“IPS Intellectual Property” means all Intellectual Property that is owned by IPS, but excluding Intellectual Property created for IPS clients.

“IPS IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which IPS is a party, beneficiary or otherwise bound.

“IPS IP Registrations” means all IPS Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Knowledge” means, with respect to any fact, circumstance, event or other matter in question, as to (i) Buyer, the knowledge of Terence Wise or Michael Matte, (ii) IPS, the knowledge of Mitchell Maiman or Paul Severino, and any such  knowledge that any such Person could obtain through reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.01(f).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Malicious Code” has the meaning set forth in Section 3.01(k)(xii)(C).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (i) the business, results of operations, condition (financial or otherwise) or assets of IPS; or (ii) the ability of any Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (a) conditions generally affecting the industries in which IPS operates; (c) any changes in financial or securities markets in general; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement, except pursuant to Section 3.01(d) and Section 5.03; (f) any changes in applicable Laws or accounting rules, including GAAP; or (g) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on IPS compared to other participants in the industries in which IPS conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.01(h)(i).

“Material Customers” has the meaning set forth in Section 3.01(n)(i).

“Material Suppliers” has the meaning set forth in Section 3.01(n)(ii).

“Milestones” has the meaning set forth in Section 2.03.

“Milestone Date” has the meaning set forth in Section 2.03.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Disposition” shall include the following: (i) transfers of Lock-Up Securities to a trust for the benefit of the undersigned or as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member of the undersigned. For the purposes of this Agreement, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin); or (ii) transfers of Lock-Up Securities to a charity or educational institution; provided that in the case of any transfer pursuant to the foregoing clauses (i) or (ii), (A) any such transfer shall not involve a disposition for value; and (B) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made.

“Permitted Encumbrances” means: (i) the existing security interest of TD Bank in relation to the Closing Indebtedness; (ii) liens for Taxes not yet due and payable; (iii) mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of IPS; (iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of IPS; or (v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of IPS.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means: (i) a natural person’s name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees; (ii) data collected from an IP address, unique device identifier or MAC address, web beacon, pixel tag, ad tag, cookie, local storage object, software, or by any other means, or from a particular computer, web browser, mobile device, or other device or application, where such data: (a) is collected from a particular computer or device regarding online activities; or (b) is or may be used to identify or contact an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or application or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application; and (iii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing. Personal Information also includes any information not listed in (i), (ii) or (iii) above if such information is defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any Law.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of IPS for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of IPS for any Pre-Closing Tax Period.

“Privacy Policy” means each external or internal, past or present privacy policy data security-related policy, as well as any representation, obligation or promise under any Contract, relating to: (i) the privacy of customers or users of any website, products or services operated by or on behalf of a party; and (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Private Data or Personal Information.

“Private Data” means all data, text, content, information or other material uploaded or otherwise transmitted by a party’s customers suppliers, vendors, employees, officers, directors, Affiliates, third-parties and end-users to such party, or stored by a party’s customers suppliers, vendors, employees, officers, directors, Affiliates, third-parties and end-users on or in a party’s Products or by or through any service of a party.

“Products” means all proprietary products and services of a party that are currently being, or at any time in the past five (5) years have been, offered, licensed, sold, distributed, hosted, maintained, supported or otherwise provided or made available by or on behalf of a party.

“Promissory Notes” shall mean: (i) that certain Loan Agreement by and between Pecken Tran and IPS, dated October 19, 2016; and (ii) that certain Loan Agreement by and between Kevin Nguyen and IPS, dated October 19, 2016.

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property” means the real property owned, leased or subleased by IPS, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, members, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means any entity whose business consists, exclusively or primarily, of the provision of services related to the design and/or engineering of products for consumer, industrial or commercial use.

“Restricted Period” has the meaning set forth in Section 5.02(a).

“Review Period” has the meaning set forth in Section 2.04(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.04.

“Sellers Representative” means Mitchell Maiman

 “Shares” has the meaning set forth in the recitals.

“Software” means any and all computer software and code, including all new versions, updates, revisions, improvements and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, architecture, schematics, records, libraries, and data, databases and data collections, and all related specifications and documentation, including developer notes, comments and annotations, user manuals and training materials relating to any of the foregoing.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.04.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.06(a).

“Transaction Expenses” means an amount, not to exceed $83,000 for audit fees to Cohn Reznick, payable at Closing and shared on an equal basis by Seller and Buyer, plus all legal fees of Seller related to the preparation, review and negotiation of this Agreement and the transactions contemplated hereby.

“Union” has the meaning set forth in Section 3.01(t)(ii).

ARTICLE II
Purchase and sale

Section 2.01        Purchase and Sale. Subject  to the terms and conditions set forth herein, at the Closing, each Seller shall sell to Buyer, and Buyer shall purchase from each Seller, the number of Shares set forth on Section 2.01 of the Disclosure Schedules, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02        Purchase Price. The aggregate purchase price for the Shares shall be an amount up to $7,120,000 (the “Purchase Price”) to be paid in cash, assumption of debt and shares of Buyer’s common stock as follows:

(a)                At Closing:

(i)                 $1,930,000 minus (i) the amount stated on the Closing Transaction Expenses Certificate and (ii) any Closing Indebtedness in excess of $1,520,000, shall be paid at Closing by wire transfer of immediately available funds;

(ii)               an aggregate of $500,000 of shares of the Buyer’s common stock (to be issued in equal amounts to the Sellers), based on the average of the closing price on the NASDAQ stock market for the 10 trading days preceding the Effective Date (with the last date being the day that is two trading days before the Effective Date), shall be issued to the Sellers; provided however, in no such event shall the total number of shares issued hereunder exceed 4.99% of the Buyer’s outstanding common stock prior to the issuance; and

(iii)             Buyer shall assume the Closing Indebtedness of up to $1,520,000.

(b)               Post-Closing:

(i)                 Subject to Section 8.07, $1,000,000 in deferred cash compensation (the “Deferred Cash Compensation”) shall be paid to the Sellers as follows:

(A)             $500,000 on May 31, 2018;

(B)              $200,000 on September 30, 2019; and

(C)              $300,000 on September 30, 2020.

(ii)               A performance based earn-out worth up to $2,200,000 in accordance with the terms of Section 2.3.

Section 2.03        Earn-Out.  A portion of the Purchase Price equal to the Earn-Out Amount shall be withheld by the Buyer at Closing, and shall thereafter be paid to the Sellers on such dates (each, a “Milestone Date”), in such amounts (each payment, an “Earn-Out Payment”) and upon such milestones (the “Milestones”) as are set forth on Section 2.03 of the Disclosure Schedule.

Section 2.04        Procedures Applicable to Determination of Earn-Out Payments.

(a)                On or before the date which is thirty (30) days after each Milestone Date, the Buyer shall prepare and deliver to the Sellers Representative a written statement (an “Earn-Out Calculation Statement”) setting forth in reasonable detail its calculation of the applicable Milestone payment, if any.

(b)               The Sellers Representative shall have thirty (30) days after receipt of an Earn-Out Calculation Statement for the applicable Milestone Date (the “Review Period”), to review the Earn-Out Calculation Statement. During the Review Period, the Buyer shall promptly deliver any information reasonably requested by the Sellers Representative in writing and related to the relevant Earn-Out Calculation Statement (an “Information Request”) to the Sellers Representative. Upon any Information Request, the Review Period shall be extended to the date that is fifteen (15) days after receipt of all requested responsive documents. Prior to the expiration of the Review Period, the Sellers Representative may object to the Earn-Out Calculation Statement on behalf of a Seller by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to the Buyer. Any Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by the Seller’s Representative and shall describe in reasonable detail the basis for such objection, as well as the estimated amount in dispute. If the Sellers Representative fails to deliver an Earn-Out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-Out Calculation Statement shall be final and binding on the parties hereto. If the Sellers Representative timely delivers an Earn-Out Calculation Objection Notice, the Buyer and the Sellers Representative shall negotiate in good faith to resolve the disputed items. If Buyer and the Sellers Representative are unable to reach agreement within twenty (20) days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to an independent and impartial nationally or regionally recognized firm of certified public accountants, appointed by mutual agreement of Buyer and the Sellers Representative (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Calculation Statement as promptly as practicable, but in no event more than fifteen (15) days after the final submission (including all documentation) to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, the Buyer and the Sellers Representative shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by the Buyer and the Sellers Representative, and not by independent review. The resolution of the dispute and the calculation of the Milestone that is the subject of the applicable Earn-Out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by the non-prevailing party as finally determined by the Independent Accountant.

(c)                Subject to any set-off rights provided under this Agreement, any Earn-Out Payment Buyer is required to make pursuant to this Section 2.04 shall be paid in full no later than thirty (30) Business Days following the date upon which the determination of whether IPS has achieved a particular Milestone becomes final and binding upon the parties as provided in Section 2.04(b). The Buyer shall pay to the Sellers any accrued Earn-Out Payment in cash by wire transfer of immediately available funds to the bank accounts provided set forth on Section 2.04(c) of the Disclosure Schedule.

(d)               The parties hereto understand and agree that: (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an Equity Interest in Buyer or IPS; (ii) the Sellers and the Sellers Representative shall not have any rights as a security holder of Buyer or IPS as a result of Sellers’ contingent right to receive any earn-out payment hereunder; (iii) no interest is payable with respect to any Earn-Out Payment; and (iv) Buyer shall not, directly or indirectly, take any action in bad faith and solely for the purpose of avoiding any of the Earn-Out Payments due hereunder.

(e)                The Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.04 the amount of any Losses to which any Buyer Indemnitees may be entitled under Article VIII of this Agreement or any other Ancillary Document.

Section 2.05        Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) will take place at 10:00 A.M., New York, NY, time on January 18, 2018 (the “Closing Date”), unless another time or date is agreed to by the Buyer and the Sellers Representative in writing.  The Closing shall take place electronically or at such location as the Buyer and the Sellers Representative shall mutually agree in writing.

Section 2.06        Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to the Sellers hereunder.

ARTICLE III
Representations and warranties of IPS AND THE SELLERS

Section 3.01        Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, IPS represents and warrants to Buyer that the statements contained in this Section 3.01 are true and correct as of the date hereof.

(a)             Organization, Authority and Qualification of IPS. IPS is a corporation duly organized, validly existing and in good standing under the Laws of the state of New York. IPS has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which IPS is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by IPS of this Agreement and any Ancillary Document to which IPS is a party, the performance by IPS of its obligations hereunder and thereunder, and the consummation by IPS of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of IPS. This Agreement has been duly executed and delivered by IPS, and (assuming due authorization, execution and delivery by Buyer and each Seller) this Agreement constitutes a legal, valid and binding obligation of IPS enforceable against IPS in accordance with its terms. When each other Ancillary Document to which IPS is or will be a party has been duly executed and delivered by IPS (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of IPS enforceable against it in accordance with its terms.

(b)               Capitalization.

(i)                 The authorized capital stock of IPS consists of two hundred (200) shares of common stock, no par value (“Common Stock”), of which one hundred (100) shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Sellers, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(ii)               All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which IPS is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(iii)             There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of IPS or obligating IPS to issue or sell any shares of capital stock of, or any other interest in, IPS. IPS does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares, except for the Amended and Restated Shareholders Agreement, dated as of July 10, 2013.

(c)                No Subsidiaries. IPS does not own, or have any ownership interest in, any other Person.

(d)               No Conflicts; Consents. The execution, delivery and performance by IPS of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of IPS; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to IPS; (c) except as set forth in Section 3.01(d) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which IPS is a party or by which IPS is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of IPS; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of IPS. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to IPS in connection with the execution and delivery of this Agreement and the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby.

(e)                Audited Financial Statements. The Audited Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved. IPS maintains a standard system of accounting established and administered in accordance with GAAP. The Audited Financial Statements are prepared based on information derived from the books and records of IPS and present fairly: (i) the financial condition, results of operations and changes in financial position of IPS; and (ii) the Sellers’ ownership of IPS Equity Interests at the dates and for the periods indicated, and will not contain any untrue statements or omit to state any material fact necessary to make the Audited Financial Statements not misleading, and will be prepared in conformity with GAAP, consistently applied, in accordance with the terms of this Agreement.

(f)                Undisclosed Liabilities. IPS has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except: (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount/more than ten thousand dollars ($10,000).

(g)               Absence of Certain Changes, Events and Conditions. Since the  Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to IPS, any:

(i)                 event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)               amendment of the charter, by-laws or other organizational documents of IPS;

(iii)             split, combination or reclassification of any shares of its capital stock;

(iv)             issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(v)               declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(vi)             material change in any method of accounting or accounting practice of IPS, except as required by GAAP or as disclosed in the notes to the Audited Financial Statements;

(vii)           material change in IPS’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(viii)         entry into any Contract that would constitute a Material Contract;

(ix)             incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(x)               transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(xi)             transfer or assignment of or grant of any license or sublicense under or with respect to any IPS Intellectual Property or IPS IP Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(xii)           abandonment or lapse of or failure to maintain in full force and effect any IPS IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in IPS Intellectual Property;

(xiii)         material damage, destruction or loss (whether or not covered by insurance) to its property;

(xiv)         any capital investment in, or any loan to, any other Person;

(xv)           acceleration, termination, material modification to or cancellation of any Contract (including, but not limited to, any Material Contract) to which IPS is a party or by which it is bound;

(xvi)         any material capital expenditures;

(xvii)       imposition of any Encumbrance upon any of IPS properties, capital stock or assets, tangible or intangible;

(xviii)     grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law;

(xix)         change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed ten thousand dollars ($10,000);

(xx)           action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(xxi)         adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant; (ii) Benefit Plan; or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(xxii)       any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(xxiii)     entry into a new line of business or abandonment or discontinuance of existing lines of business;

(xxiv)     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xxv)       purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of ten thousand dollars ($10,000), individually (in the case of a lease, per annum) or ten thousand dollars ($10,000) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(xxvi)     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xxvii)   action by IPS to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(xxviii)  any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(h)               Material Contracts.

(i)                 Section 3.01(h)(i) of the Disclosure Schedules lists each of the following Contracts of IPS (such Contracts, together with all Contracts concerning IPS IP Agreements set forth in Section 3.01(k)(ii) of the Disclosure Schedules, being “Material Contracts”):

(A)             each Contract of IPS involving aggregate consideration in excess of ten thousand dollars ($10,000) and which, in each case, cannot be cancelled by IPS without penalty or without more than sixty (60) days’ notice;

(B)              all Contracts that provide for the indemnification by IPS of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(C)              all Contracts that relate to the acquisition or disposition of any business, the stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(D)             all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which IPS is a party;

(E)              all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which IPS is a party and which are not cancellable without penalty or without more than sixty (60) days’ notice;

(F)               except for Contracts relating to trade receivables, all Contracts relating to any indebtedness (including, without limitation, guarantees) of IPS;

(G)             all Contracts with any Governmental Authority to which IPS is a party (“Government Contracts”);

(H)             all Contracts that limit or purport to limit the ability of IPS to compete in any line of business or with any Person or in any geographic area or during any period of time;

(I)                any Contracts to which IPS is a party that provide for any joint venture, partnership or similar arrangement by IPS;

(J)                all Contracts between or among IPS on the one hand and any Seller or any Affiliate of any Seller (other than IPS) on the other hand;

(K)             all collective bargaining agreements or Contracts with any Union to which IPS is a party; and

(L)              any other Contract that is material to IPS and not previously disclosed pursuant to this Section 3.01(h).

(ii)               Each Material Contract is valid and binding on IPS in accordance with its terms and is in full force and effect. Neither IPS nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

(i)                 Title to Assets; Real Property.  IPS has good and valid title to all of its Real Property, other respective properties and interests in properties and assets (both real and personal), reflected in the Audited Financial Statements or acquired thereafter, and has valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, Encumbrances, security interests, pledges, charges or encumbrances of any kind or character, except: (i) Encumbrances for current Taxes not yet due and payable; (ii) such imperfections of title, Encumbrances and easements as do not and will not materially detract from or interfere in any material respect with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (iii) Encumbrances securing debt reflected in the Audited Financial Statements; (iv) Encumbrances recorded pursuant to any Environmental Law; or (v) Encumbrances or failures to have good and valid title which have not had, or could not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect on IPS.

(j)                 Condition and Sufficiency of Assets. Except as set forth in Section 3.01(j) of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of IPS are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(k)               Intellectual Property.

(i)                 Section 3.01(k)(i) of the Disclosure Schedules lists all: (i) IPS IP Registrations; and (ii) IPS Intellectual Property, including Software, that is not registered but that is material to IPS’ business or operations (except for Software developed for prior and existing IPS clients).

(ii)               All required filings and fees related to IPS IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all IPS IP Registrations are otherwise in good standing. IPS has made available to Buyer true and complete copies of all file histories, documents, certificates, office actions, correspondence and other materials related to all IPS IP Registrations. There are no actions that must be taken by IPS (or any third party on IPS’ behalf) within ninety (90) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any IPS IP Registrations. There are no facts or circumstances that would render any IPS IP Registrations invalid or unenforceable nor has there been any misrepresentation or failure to disclose, any fact or circumstance in any application for any IP Registrations that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any IPS IP Registrations. IPS has not claimed a particular status, including “small entity status,” in the application for any IPS IP Registrations, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing Date.

(iii)             Section 3.01(k)(ii) of the Disclosure Schedules lists all IPS IP Agreements that are material to IPS’ business as it presently is being conducted. IPS has made available to Buyer true and complete copies of all such IPS IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.  Each IPS IP Agreement is valid and binding on IPS in accordance with its terms and is in full force and effect. Neither IPS nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any IPS IP Agreement.

(iv)             IPS is the sole and exclusive legal and beneficial, and with respect to IPS’ IP Registrations, record owner of all right, title and interest in and to IPS’ Intellectual Property, or has the valid right to use all other Intellectual Property used in or necessary for the conduct of IPS current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(v)               Since its inception, it has been IPS company policy to enter into binding, written agreements with every current and former employee and with every current and former independent contractor, whereby such employees and independent contractors: (i) assign to IPS any ownership interest and right they may have in IPS’ Intellectual Property; and (ii) acknowledge IPS’ exclusive ownership of IPS’ Intellectual Property.

(vi)             The consummation of this Agreement and the transaction contemplated hereby will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, IPS’ right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of IPS’ business or operations as currently conducted.

(vii)           IPS’ rights in IPS Intellectual Property are, and, since its inception, have been, valid, subsisting and enforceable.  IPS has taken all reasonable steps to maintain its Intellectual Property and to protect and preserve the confidentiality of all confidential information and trade secrets included in its Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements

(viii)         The conduct of IPS’ business as currently and formerly conducted, and the products, processes and services of IPS, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any IPS Intellectual Property.

(ix)             There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license or inquiries regarding the need to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by IPS; (ii) challenging the validity, enforceability, registrability or ownership of any IPS Intellectual Property or IPS’ rights with respect to any IPS Intellectual Property; or (iii) by IPS or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of IPS Intellectual Property. IPS is not subject to any outstanding or prospective order of any Governmental Authority (including any motion or petition therefor) that does or would restrict or impair the use of any IPS Intellectual Property.

(x)               IPS Products; Proprietary Software.

(A)             Section 3.01(k)(ix)(A) of the Disclosure Schedules identifies all IPS Intellectual Property and all Intellectual Property licensed to IPS under a IPS IP Agreement and that are: (i) used in the development, maintenance, use or support of IPS Product; (ii) incorporated in or distributed or licensed with such IPS Product in any manner for use in connection with such IPS Product; or (iii) used to deliver, host or otherwise provide services with respect to such IPS Product (except for non-customized, off-the-shelf Software that is commercially available pursuant to shrink-wrap, click-through or other standard form agreements or with an annual license fee or replacement value of less than ten thousand dollars ($10,000)).

(B)              All IPS Products are fully transferable, alienable or licensable by IPS without restriction and without payment of any kind to any third party. IPS has not transferred ownership of, or granted any exclusive license of (or exclusive right to use), or authorized the retention of any exclusive rights to use or joint ownership of, any IPS Product or any related Software or other Intellectual Property to any other Person. IPS is not subject to any IPS IP Agreement (other than with respect to current customers pursuant to IPS’ standard form of customer agreement entered into in the ordinary course of business) that includes any unperformed obligations that require IPS to develop any Software or other Intellectual Property, including any enhancements or customizations that are part of or used in connection with IPS Products (collectively, “Customizations”), and IPS owns and will continue to own all right, title and interest in and to all such Customizations developed by IPS.

(C)              Section 3.01(k)(ix)(C) of the Disclosure Schedules identifies all IPS Intellectual Property that was developed under any Contract with a Governmental Authority or using any Government Authority or university funding, resources or staff, and identifies all IPS Intellectual Property to which any Government Authority or university has any rights (other than non-exclusive license rights granted to current customers to use IPS Products pursuant to IPS’ form of customer agreement entered into and as modified in the ordinary course of business).

(xi)             Source Code.

(A)             Except as disclosed on Section 3.01(k)(x)(A) of the Disclosure Schedules, IPS is in actual possession of and has exclusive control over a complete and correct copy of the source code for all Software included in IPS Intellectual Property.

(B)              Except for application programming interfaces and other interface code that is generally available to customers, IPS has not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any IPS Product to any escrow agent or any other Person, other than an independent contractor or consultant of IPS pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for IPS. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any IPS Product.

(C)              There has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code for any IPS Product.

(xii)           Open Source Software.

(A)             IPS frequently uses Open Source Software in its activities for individual clients.  IPS does not generally archive individual Open Source Software applications utilized in client projects.

(B)              IPS has complied in all material respects with all notice, attribution and other requirements of each license applicable to the open source Software required to be disclosed in Section 3.01(k)(xi)(A) of the Disclosure Schedules.

(C)              IPS has not used any open source Software in a manner that does, will or would reasonably be expected to, require IPS or any other Person to: (i) disclose or distribute the source code of the Software of any IPS Product; (ii) license or otherwise offer or distribute any IPS Product on a royalty-free basis; or (iii) grant any patent license, non-assertion covenant or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer or any other rights to any IPS Product or IPS Intellectual Property.

(xiii)         Conformance with Specifications; Defects; Malicious Code.

(A)             All IPS Products conform in all material respects to all applicable warranties in all Contracts with customers, subject to warranty claims received in the ordinary course of IPS’ business.

(B)              None of the IPS Products contain any bug, defect or error that materially adversely affects the functionality or performance of such IPS Product against its applicable specifications.

(C)              None of the IPS Products, and no other Software used in the provision of any IPS Product or otherwise in the operation of its business, contains any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that could reasonably be expected to: (i) disrupt, disable, harm or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network or device on which any IPS Product or such other Software is installed, stored or used, or (ii) damage, destroy or prevent the access to or use of any data or file without the user’s consent. IPS has taken reasonable steps designed to prevent the introduction of Malicious Code into IPS Products.

(xiv)         IT Systems.

(A)             IPS Internet technology systems are reasonably sufficient for the needs of IPS’ business as currently conducted, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. IPS’ Internet technology systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all Software, in each case as necessary for the conduct of IPS’ business as currently conducted.

(B)              In the last three (3) years, there has been no material unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting IPS’ Internet technology systems that has resulted in or could reasonably be expected to result in any: (i) substantial disruption of or interruption in or to the use of IPS’ Internet technology systems or the conduct of the IPS’ business; (ii) material loss, destruction, damage or harm of or to IPS or its operations, personnel, property or other assets; or (iii) material liability of any kind to IPS. IPS has taken reasonable actions, consistent with applicable industry best practices in IPS’ industry, to protect the integrity and security of IPS’ Internet technology systems and the data and other information stored thereon.

(C)              IPS maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, has acted in material compliance therewith, and has tested such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

(D)             IPS has complied with all published IPS Privacy Policies and with all applicable Laws and Contracts to which it is a party relating to: (i) the Private Data, including with respect to any website, product or service operated by or on behalf of IPS; and (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Private Data or Personal Information by IPS or by third parties having authorized access to the records of IPS, with respect to each of (i) and (ii) in all material respects.  No claims have been asserted or, are threatened against IPS alleging a violation of any Person’s privacy, confidentiality or other rights under any IPS Privacy Policy, under any Contract, or under any Law relating to any Private Data or Personal Information. With respect to any Private Data and Personal Information, IPS has taken commercially reasonable measures (including implementing and monitoring compliance with respect to technical and physical security) designed to safeguard such data against loss and against unauthorized access, use, modification, disclosure or other misuse.  There has been no unauthorized access to or other misuse of any Private Data and Personal Information.  IPS has not received any complaint from any Person (including any action letter or other inquiry from any Governmental Authority) regarding IPS’ collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of Private Data or Personal Information.  There have been no facts or circumstances that would require IPS to give notice to any customers, suppliers, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to an applicable Law requiring notice of such a breach.

(l)                 Inventory. Intentionally Omitted

(m)             Accounts Receivable. The accounts receivable reflected on the  Balance Sheet and the accounts receivable arising after the date thereof: (i) have arisen from bona fide transactions entered into by IPS involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (ii) constitute only valid, undisputed claims of IPS not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (iii) subject to a reserve for bad debts shown on the  Balance Sheet or, with respect to accounts receivable arising after the  Balance Sheet Date, on the accounting records of IPS, are collectible in full within 30 days after billing. The reserve for bad debts shown on the  Balance Sheet or, with respect to accounts receivable arising after the  Balance Sheet Date, on the accounting records of IPS have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(n)               Customers and Suppliers.

(i)                 Section 3.01(n)(i) of the Disclosure Schedules sets forth: (i) each customer who has paid aggregate consideration to IPS for goods or services rendered in an amount greater than or equal to $25,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.01(n)(i) of the Disclosure Schedules, IPS has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with IPS.

(ii)               Section 3.01(n)(ii) of the Disclosure Schedules sets forth: (i) each supplier to whom IPS has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.01(n)(ii) of the Disclosure Schedules, IPS has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to IPS or to otherwise terminate or materially reduce its relationship with IPS.

(o)               Insurance. Section 3.01(o) of the Disclosure Schedules sets forth a true and complete list of all current policies of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by IPS or its Affiliates and relating to the assets, business, operations, employees, officers and directors of IPS (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither IPS nor any of its Affiliates have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of IPS, other than routine Worker’s Compensation premium calculations. All such Insurance Policies: (i) are valid and binding in accordance with their terms; (ii) are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage. Except as set forth on Section 3.01(o) of the Disclosure Schedules, there are no claims related to the business of IPS pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither IPS nor any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to IPS and are sufficient for compliance with all applicable Laws and Contracts to which IPS is a party or by which it is bound.

(p)               Legal Proceedings; Governmental Orders.

(i)                 Except as set forth in Section 3.01(p)(i) of the Disclosure Schedules, there are no Actions pending or threatened: (i) against or by IPS, any Seller, or any Affiliate of IPS or any Seller affecting any of its properties or assets; or (ii) against or by IPS, any Seller, or any Affiliate of IPS or a Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(ii)               Except as set forth in Section 3.01(p)(ii) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting IPS, its Affiliates or any of their properties or assets. IPS is in compliance with the terms of each Governmental Order set forth in Section 3.01(p)(ii) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

(q)               Compliance With Laws; Permits.

(i)                 Except as set forth in Section 3.01(q)(i) of the Disclosure Schedules, IPS has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(ii)               All Permits required for IPS to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.01(q)(ii) of the Disclosure Schedules lists all current Permits issued to IPS, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.01(q)(ii) of the Disclosure Schedules.

(r)                 Environmental Matters.

(i)                 IPS and its Affiliates are and have been in compliance with, and have conducted their businesses in compliance with, all Environmental Laws, including having and complying with all permits, licenses and other approvals and authorizations necessary for the operation of their businesses as presently conducted. In the past five (5) years, or at any time with respect to unresolved matters, IPS and its Affiliates have not received any written notices, demand letters or written requests for information from any Governmental Authority or other Person indicating that IPS or any of its Affiliates may be in material violation of, or liable in any material respect under, any Environmental Law. There are no, and have not been any, Actions or settlements pending or, threatened in writing against IPS or any of its Affiliates relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law. Neither IPS nor any of its Affiliates has treated, stored, transported, disposed of, arranged for or permitted the disposal of, released, or exposed any Person to any Hazardous Materials: (i) at a location that requires investigation or remediation under Environmental Laws; or (ii) as would otherwise reasonably be expected to give rise to any material liability of IPS or its Affiliates under Environmental Laws. There has been no release of Hazardous Materials by IPS or its Affiliates or at any property currently operated by IPS or its Affiliates, nor to IPS’ Knowledge has there been a release of Hazardous Materials at any property formerly owned or operated by IPS or its Affiliates during the period of ownership or operation, so as would reasonably be expected to give rise to any material liability of IPS or its Affiliates under Environmental Laws. Neither IPS nor any of its Affiliates has assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any liability of any other Person under Environmental Laws. No representation or warranty is made in this Section 3.01(r) with respect to matters that have not had and would not have a Material Adverse Effect.

(ii)               To the Knowledge of IPS, in the past five (5) years, there has been no environmental assessment, investigation, study, audit, test, review or other analysis conducted by or on behalf of IPS or any of its Affiliates or any other Person in relation to the current or prior business of IPS or any of its Affiliates or any property or facility now or previously owned or leased by IPS or any of its Affiliates.

(s)                Employee Benefit Matters. Except as set forth on Section 3.01(s) of the Disclosure Schedules, IPS has not adopted any Employee Benefit Plans.

(i)                 Every Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(ii)               All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan.

(iii)             All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an employee pension benefit plan under ERISA §3(2) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such benefit plan or accrued in accordance with the past custom and practice of IPS. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an employee welfare benefit plan under ERISA §3(1).

(iv)             Every Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been timely amended for all such requirements and have been submitted to the Internal Revenue Service for a favorable determination letter within the latest applicable remedial amendment period.

(v)               There have been no prohibited transactions with respect to any such Employee Benefit Plan. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Action, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of IPS, threatened.

(vi)             To the Knowledge of IPS: (i) no Employee Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code (each such employee benefit plan, a “Deferred Compensation Plan”); (ii) each Deferred Compensation Plan satisfies the requirements to avoid the consequences set forth in Section 409A(a)(1) of the Code; and (iii) IPS has not: (a) granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code; (b) granted to any person an interest in any Deferred Compensation Plan which interest has or will be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code; or (c) modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4) of the Code.

(t)                 Employment Matters.

(i)                 Section 3.01(t)(i) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of IPS as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.01(t)(i) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of IPS for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Audited Financial Statements and there are no outstanding agreements, understandings or commitments of IPS with respect to any compensation, commissions, bonuses or fees which are not properly accrued on the books of IPS.

(ii)               IPS is not, and has not been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of IPS, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting IPS or any of its employees. IPS currently has no duty to bargain with any Union.

(iii)             IPS is and has been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Section 3.01(t)(ii) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of IPS, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by IPS as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of IPS classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. IPS is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

(iv)             Except as set forth in Section 3.01(t)(iii) of the Disclosure Schedules, there are no Actions against IPS pending threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of IPS, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(u)               Taxes. Except as set forth in Section 3.01(u) of the Disclosure Schedules:

(i)                 All Tax Returns required to be filed on or before the Closing Date by IPS have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by IPS (whether or not shown on any Tax Return) have been, or will be, timely paid.

(ii)               IPS has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(iii)             No claim has been made by any taxing authority in any jurisdiction where IPS does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(iv)             No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of IPS.

(v)               The amount of IPS’ Liability for unpaid Taxes for all periods ending on or before December 31, 2017 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Audited Financial Statements. The amount of IPS’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Audited Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of IPS (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(vi)             Section 3.01(u)(v) of the Disclosure Schedules sets forth:

(A)             the taxable years of IPS as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(B)              those years for which examinations by the taxing authorities have been completed; and

(C)              those taxable years for which examinations by taxing authorities are presently being conducted.

(vii)           All deficiencies asserted, or assessments made, against IPS as a result of any examinations by any taxing authority have been fully paid.

(viii)         IPS is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(ix)             IPS has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, IPS for all Tax periods ending after 2014.

(x)               There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of IPS.

(xi)             IPS is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(xii)           No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to IPS.

(xiii)         IPS has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. IPS has no Liability for Taxes of any Person (other than IPS) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(xiv)         IPS will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(A)             any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(B)              an installment sale or open transaction occurring on or prior to the Closing Date;

(C)              a prepaid amount received on or before the Closing Date;

(D)             any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(E)              any election under Section 108(i) of the Code.

(xv)           IPS is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. IPS is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(xvi)         IPS has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(xvii)       IPS is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(v)               Bad Actors.  No “covered person” of IPS (as such term is defined in Rule 506(d) of Regulation D of the Securities Act) is subject to any disqualification under Rule 506(d) of Regulation D of the Securities Act.

(w)             Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between IPS or any Affiliate and an unconsolidated or other off balance sheet entity that is not disclosed by IPS in the Audited Financial Statements or that otherwise would be reasonably likely to have a Material Adverse Effect on IPS or any Affiliate.

(x)               Money Laundering.  IPS and its Affiliates are in compliance with, and have not previously violated, the USA PATRIOT ACT of 2001, (the “PATRIOT Act”) and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, the laws, regulations and executive orders and sanctions programs administered by the U.S. Office of Foreign Assets Control (“OFAC”), including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Person Who Commit, Threaten to Commit, or Support Terrorism” (66 Feed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V (collectively, the “Anti-Money Laundering/OFAC Laws”).

(y)               Books and Records. The minute books and stock record books of IPS, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of IPS contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of IPS, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of IPS.

(z)                Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of IPS, other than Sperry-Mitchell & Company of New York City.

(aa)            Full Disclosure. No representation or warranty by IPS in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

(bb)           Survival.  The foregoing representations and warranties shall survive the Closing Date through the General Expiration Date.

Section 3.02        Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller, singly and not jointly, represents and warrants to Buyer that the statements contained in this Section 3.02 are true and correct as of the date hereof.

(a)                Authority of the Sellers. The Seller has full power, authority and capacity to enter into this Agreement and the Ancillary Documents to which the Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and any Ancillary Document to which the Seller is a party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by Buyer and IPS) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms. When each Ancillary Document to which the Seller is or will be a party has been duly executed and delivered by the Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Seller enforceable against it in accordance with its terms.

(b)               No Conflicts; Consents. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) if the Seller is not a natural person, conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Seller; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Seller; (iii) except as set forth in Section 3.02(b) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Seller is a party or by which the Seller is bound or to which any of its respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of IPS; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of IPS. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Seller in connection with the execution and delivery of this Agreement or the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

(c)                Capitalization. The authorized and outstanding Shares are owned of record and beneficially by the Seller in such amounts as are set forth opposite its name on Section 2.01 of the Disclosure Schedules. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Seller’s Shares, free and clear of all Encumbrances. None of the Seller’s Shares were issued in violation of any agreement, arrangement or commitment to which the Seller is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating the Seller to sell any shares of capital stock of, or any other interest in, IPS. The Seller is not a party to any voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(d)               Securities Matters.

(i)                 Experience; Risk. The Seller has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the receipt of any Equity Interests in Buyer and of protecting its interests in connection herewith. The Seller has the ability to bear the economic risk of this investment, including complete loss of the investment.

(ii)               Investment. The Seller is acquiring any Equity Interests in Buyer for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting any participation in or otherwise distributing the same. The Seller understands that any Equity Interests in Buyer it receives in connection with this Agreement or the Ancillary Documents have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such party’s representations as expressed in this Section 3.02(d).

(iii)             Access to Information. The Seller acknowledges that, as of the date hereof, it has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of Buyer concerning the terms of this Agreement and the transactions contemplated hereby and the merits and risks of obtaining Equity Interests in Buyer, and all such questions have been answered to the Seller’s reasonable satisfaction; (ii) access to information about Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; (iii) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and any such additional information has been provided to the Seller’s reasonable satisfaction; and (iv) the opportunity to ask questions of management of the Buyer and any such questions have been answered to the Seller’s reasonable satisfaction. The Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Equity Interests in Buyer. The Seller acknowledges that neither Buyer nor any Affiliate or Representative of Buyer has made any representation, express or implied, with respect to the accuracy, completeness or adequacy of any available information except or to the extent such information is covered by the representations and warranties contained herein. The Seller hereby agrees that neither Purchaser nor any of its Affiliates or Representatives will have or be subject to any Liability or indemnification obligation to Buyer or to any other Person resulting from the issuance and sale of Purchaser Shares to the Seller.

(iv)             Accredited Investor. The Seller is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC.

(v)               Investment Purpose. The Seller is acquiring any Equity Interests in Buyer solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Seller acknowledges that the Equity Interests in Buyer are not registered under the Securities Act or any state securities laws, and that the Equity Interests in Buyer may not be transferred or sold except pursuant to the registration provisions of the Securities Act or an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

(e)                Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of the Seller, other than Sperry-Mitchell & Company of New York City.

(f)                Survival.  The foregoing representations and warranties shall survive the Closing Date through the General Expiration Date.

ARTICLE IV
Representations and warranties of buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to the Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01        Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of New York. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each Seller and IPS) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02        No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; (iii) conflict with or result in a violation or breach of, or default under any Contract or instrument to which Buyer is bound; or (iv) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents.

Section 4.03        Litigation. There are no actions, suits or proceedings pending or, to Buyer’s Knowledge, overtly threatened against or affecting Buyer, at law or in equity, or before or by any Governmental Authority, which would adversely affect Buyer’s performance under this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby. Buyer is not subject to any outstanding judgment, order or decree of any court or other Governmental Authority.

Section 4.04        Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.05        Validity of Shares; Listing. When issued and delivered to the Sellers in accordance with this Agreement, the common stock of Buyer shall: (i) be duly and validly authorized, issued and outstanding; (ii) be fully paid and nonassessable; (iii) be free and clear of any Encumbrances, including, claims or rights under any voting trust agreements, shareholder agreements or other agreements but excluding standard SEC transfer restrictions; and (iv) not have been issued in violation of the preemptive or other similar rights of any Person.

Section 4.06        Reports. Buyer has filed with the SEC true and complete copies of all reports, schedules, forms, statements and any definitive proxy or information statements required to be filed by Buyer pursuant to the Exchange Act since January 1, 2015 (the “SEC Filings”), each of which has complied in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, as in effect on the date so filed.

Section 4.07        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.08        Sufficiency of Funds. Buyer has, and will have as of the Closing: (i) sufficient cash on hand (without giving effect to any unfunded financing regardless of whether any such financing is committed) to pay the Purchase Price and all related fees and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder; and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities.

Section 4.09        Legal Proceedings. Except as set forth in Section 4.09 of the Disclosure Schedules, there are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.10        Survival.  The foregoing representations and warranties shall survive the Closing Date through the General Expiration Date.

ARTICLE V
Covenants

Section 5.01        Confidentiality. From and after the Closing, each party hereto shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence all Confidential Information, whether written or oral, concerning IPS or Buyer, except to the extent that a Seller can show that such information: (i) is generally available to and known by the public through no fault such Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by a Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which the Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  Nothing contained herein shall prohibit a party from discussing Confidential Information with that party’s attorneys and/or accountants, for the limited purpose of obtaining applicable professional advice.

Section 5.02        Non-Competition; Non-Solicitation.

(a)                For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in the Restricted Business; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, officer, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) of Buyer or IPS and their respective customers or suppliers. Notwithstanding the foregoing, a Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)               During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of IPS or Buyer or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.02(b) shall prevent a Seller or any of its Affiliates from hiring: (i) any employee whose employment has been terminated by IPS or Buyer; or (ii) after one hundred and eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)                During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of IPS or Buyer or any potential clients or customers of IPS or Buyer for purposes of diverting their business or services from IPS.

(d)               Each Seller acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)                Each Seller acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and the Ancillary Documents and consummate the transactions contemplated hereby and thereby. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03        Governmental Approvals and Consents.

(a)                Each party hereto shall, as promptly as possible: (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

Section 5.04        Payments to Seller by Buyer. Any amounts payable to the Buyer by the Sellers pursuant to this Agreement shall be satisfied: (i) from the Deferred Cash Compensation; (ii) from any Earn-Out Amount due to the Sellers; (iii) to the extent such amounts exceed the amounts available to the Sellers from such funds, from the Sellers individually.

Section 5.05        Intentionally Deleted.

Section 5.06        Employment Agreements. Prior to the Closing, Buyer shall cause the Company to enter into employment agreements with Robert Wild, Hilary Farnsworth, Mitchell Maiman, and Paul Severino (collectively, the “Employment Agreements”). Each Seller and Buyer acknowledge and agree that fully executed Employment Agreements are a condition precedent to Buyer’s obligation to close the transactions contemplated by this Agreement.

Section 5.07        Organizational Hierarchy. From and after the Closing, Mitchell Maiman and Paul Severino shall retain operational control of IPS and its staffing, business model, operations and sales efforts consistent with past practices, subject only to the oversight and direction of Buyer’s Chief Executive Officer, Chief Financial Officer and Board of Directors.

Section 5.08        Closing Conditions. From the date hereof until the Closing, each party hereto shall, and each Seller shall cause IPS to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 5.09        Public Announcements. Unless otherwise required by applicable Law or a securities or exchange market (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.10        Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
Tax matters

Section 6.01        Tax Covenants.

(a)                Without the prior written consent of Buyer, the Sellers (and, prior to the Closing, IPS, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, IPS, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or IPS in respect of any Post-Closing Tax Period. The Sellers agrees that Buyer is to have no liability for any Tax resulting from any action of the Sellers, IPS, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, IPS) against any such Tax or reduction of any Tax asset.  Notwithstanding anything contained herein to the contrary, Sellers shall retain the rights to claim 100% of the [Research and Development credits (Federal and, if applicable State) of IPS earned or generated through the date of Closing].

(b)               All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Sellers when due. The Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.02        Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon IPS shall be terminated as of the Closing Date. After such date none of IPS, the Sellers or any of Sellers Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03        Tax Indemnification. The Sellers, jointly and severally, shall indemnify IPS, Buyer, and each Buyer Indemnitee and hold them harmless from and against: (i) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.01(u); (ii) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (iii) all Taxes of IPS or relating to the business of IPS for all Pre-Closing Tax Periods; (iv) any and all Taxes of any Person imposed on IPS arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith.

Section 6.04        Contests. Buyer agrees to give written notice to the Sellers Representative of the receipt of any written notice by IPS, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of the Sellers Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Sellers shall be entitled to participate in the defense of such claim and to employ counsel of their choosing for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Sellers.

Section 6.05        Cooperation and Exchange of Information. The Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of IPS. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of IPS for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of IPS for any taxable period beginning before the Closing Date, each Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.06        Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.07        Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.01(u) and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.08        Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII
Conditions to closing

Section 7.01        Conditions to Obligations of All Parties. The obligations of Buyer and Each Seller to consummate the transactions contemplated by this Agreement shall be subject to the nonoccurrence, at or prior to the Closing, of each of the following:

(a)                No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)               No Action shall have been commenced against Buyer, any Seller or IPS, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

Section 7.02        Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the delivery or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                As to each Seller:

(i)                 This Agreement, duly executed;

(ii)               Any Ancillary Documents to which such Seller is a party, duly executed;

(iii)             A certificate signed by the Seller, in a form reasonable acceptable to Buyer and dated as of the Closing Date, certifying that: (i) the representations and warranties of the Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects); and (ii) the Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date;

(iv)             Executed counterparts of all approvals, consents and waivers that are listed on Section 3.01(d) of the Disclosure Schedules;

(v)               The Closing Transaction Expenses Certificate delivered by Sellers Representative;

(vi)             The number of Shares set forth opposite its respective name in Section 2.01 of the Disclosure Schedules, in the form of stock certificates duly endorsed in blank or accompanied by stock powers or other instruments of transfer reasonably satisfactory to Buyer, and free and clear of any Encumbrances;

(vii)           A Certificate, in a form reasonably acceptable to Buyer, certifying that there has been no Material Adverse Effect;

(viii)         Such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)               As to IPS:

(i)                 This Agreement, duly executed;

(ii)               Any Ancillary Documents to which IPS is a party, duly executed;

(iii)             Employment Agreements for Mitchell Maiman, Paul Severino, Robert Wild and Hilary Farnsworth, duly executed

(iv)             A certificate signed by an authorized representative of IPS, in a form reasonable acceptable to Buyer and dated as of the Closing Date, certifying that: (i) the representations and warranties of IPS contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects); and (ii) IPS shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date;

(v)               A certificate signed by an authorized representative of IPS, in a form reasonable acceptable to Buyer and dated as of the Closing Date, certifying that there has been no Material Adverse Effect;

(vi)             A certificate signed by an authorized representative of IPS, in a form reasonable acceptable to Buyer and dated as of the Closing Date, certifying that the Shares held by each Seller have been transferred to Buyer in accordance with all Laws and the governing documents of IPS;

(vii)           A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of IPS certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of IPS authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(viii)         The Audited Financial Statements;

(ix)             Executed counterparts of all approvals, consents and waivers that are listed on Section 3.01(d) of the Disclosure Schedules;

(x)               Side letter agreement with Ms. June Feldman regarding transfer of ownership and non-compete;

(xi)             A good standing certificate (or its equivalent) for IPS from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which IPS is organized;

(xii)           The books and records of IPS;

(xiii)         Such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03        Conditions to Obligations of Seller. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the delivery or such Seller’s waiver, at or prior to the Closing, of each of the following:

(a)                This Agreement, duly executed;

(b)               Any Ancillary Documents to which Buyer is a party, duly executed;

(c)                Employment Agreements for the persons listed in Section 7.02 (b)(iii), duly executed;

(d)               The Closing Date Payment by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers Representative.

(e)                A certificate signed by an authorized representative of Buyer, in a form reasonable acceptable to the Seller’s Representative and dated as of the Closing Date, certifying that: (i) the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects); and (ii) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date;

(f)                A certificate signed by an authorized representative of Buyer, in a form reasonable acceptable to Buyer and dated as of the Closing Date, certifying that there has been no Material Adverse Effect;

(g)               Executed counterparts of all approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules;

(h)               A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(i)                 Such other documents or instruments as the Sellers reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement;

ARTICLE VIII
Indemnification

Section 8.01        Survival. Subject to the limitations and other provisions of this Agreement, the provisions contained herein (other than any representations or warranties contained in Section 3.01(u) which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations and warranties in: (i) Section 3.01(a), Section 3.01(b), Section 3.01(z), Section 4.01 and Section 4.07 shall survive indefinitely, (ii) Section 3.01(r) shall survive for a period of five (5) years after the Closing, and (c) Section 3.01(s) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02        Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VIII, each Seller shall, severally but not jointly, indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of a Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of a Seller pursuant to this Agreement (other than in respect of Section 3.01(u), it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI); or

(c)                any Transaction Expenses or Closing Indebtedness of IPS outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment.

Section 8.03        Indemnification by IPS. Subject to the other terms and conditions of this ARTICLE VIII, IPS shall indemnify and defend the Buyer Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of IPS contained in this Agreement or in any certificate or instrument delivered by or on behalf of IPS pursuant to this Agreement (other than in respect of Section 3.01(u), it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by IPS pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI); or

Section 8.04        Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of the Sellers and their Affiliates and respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.05        Certain Limitations. The indemnification provided for in Section 8.02 through Section 8.04 shall be subject to the following limitations:

(a)                Neither any Seller nor IPS shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02 or Section 8.03 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 and Section 8.03 exceeds fifty thousand dollars ($50,000) (the “Basket”), in which event each Seller and IPS shall be required to pay or be liable for all such Losses from the first dollar. For the avoidance of doubt, contributions to the Basket by IPS and/or any Seller shall be cumulative and not separate for the purposes of determining whether the Basket threshold has been met. The aggregate amount of all Losses for which Seller or IPS shall be liable pursuant to Section 8.02 and Section 8.03 shall not exceed twenty percent (20%) of the Purchase Price (the “Cap”), provided, however, that the Cap shall not apply to any claims arising due to: (i) a breach of any Private Data or Personal Information by IPS or a Seller; a breach of Section 5.06; or (iii) fraud or other misconduct by IPS or a Seller.

(b)               Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.04 until the aggregate amount of all Losses in respect of indemnification under Section 8.04(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.04 shall not exceed the Cap.

(c)                Notwithstanding the foregoing, the limitations set forth in Section 8.02, Section 8.03 and Section 8.04 shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01(a), Section 3.01(b), Section 3.01(r), Section 3.01(s), Section 3.01(z), Section 3.02(a), Section 3.02(b), Section 3.02(c), Section 4.01 and Section 4.07.

(d)               For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.06        Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a)                Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party: (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Sellers, IPS and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)               Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.06(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to IPS’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)               Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of IPS (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.01(u) hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 8.07        Payments.

(a)                Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to five percent (5%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b)               Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied: (i) from the Deferred Cash Compensation; and (ii) from any Earn-Out Amount due to the Sellers; with any deficiency due from each Seller, calculated by dividing the number of Shares sold by each Seller by the total number of Shares sold by all Sellers, and multiplying the quotient thereof by the total amount the Losses exceed the amount available to the Buyer Indemnitee from such funds under sections (i) and (ii) herein.

Section 8.08        Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.09        Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.10        Exclusive Remedies. Subject to Section 5.02 and Section 9.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX
Miscellaneous

Section 9.01        Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Sellers Representative or IPS:	700 Veterans Memorial Highway Hauppauge, New York 11788 Attention: Mitchell Maiman
With a copy to:	700 Veterans Memorial Highway Hauppauge, New York 11788 Attention: Paul Severino
If to Buyer:	477 S. Rosemary Avenue, Suite 219 West Palm Beach, Florida 33401 Attention: Michael Matte Email: mmatte@forwardindustries.com
with a copy to:	Nason Yeager Gerson White & Lioce, P.A. Email: bbernstein@nasonyeager.com

Section 9.03        Sellers Representative. By their execution of this Agreement, the Sellers hereby appoint the Sellers Representative as the representative, attorney-in-fact and agent of the Sellers in connection with the transactions contemplated by this Agreement and the Ancillary Documents and in the transactions contemplated hereby and thereby (including any mediation, litigation or arbitration involving this Agreement or the Ancillary Documents). In connection therewith, the Sellers Representative is authorized to do or refrain from doing all further acts and things, and to execute all such documents as the Sellers Representative shall deem necessary or appropriate, and shall have the power and authority to: (i) act for some or all of the Sellers with regard to all matters pertaining to this Agreement; (ii) act for the Sellers to transact matters of litigation; (iii) execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Sellers Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement; (iv) receive funds, make payments of funds, and give receipts for funds; (v) do or refrain from doing, on behalf of the Sellers, any further act or deed that the Sellers Representative deems necessary or appropriate in the Sellers Representative’s discretion relating to the subject matter of this Agreement, in each case as fully and completely as the Sellers could do if personally present; (vi) give and receive all notices required to be given or received by the Sellers under this Agreement; (vii) agree to, negotiate, enter into settlements and compromises and/or comply with mediation, arbitration awards and court orders with respect to claims for indemnification made by the Buyer under this Agreement; and (ix) receive service of process in connection with any claims under this Agreement.  All decisions and actions of the Sellers Representative on behalf of the Sellers shall be deemed to be facts ascertainable outside of this Agreement and shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.  In the event the Sellers Representative’s appointment is revoked by any Seller, such Seller shall provide immediate written notice thereof to Buyer and to each Seller.

Section 9.04        Interpretation. For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (a) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.05        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.02(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.  Nothing contained in this Section 9.06 shall serve to waive or diminish any party’s rights to dispute resolution pursuant to Section 9.11.

Section 9.07        Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.08        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of any Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.09        No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10        Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL (WITH A COPY BY RECOGNIZED OVERNIGHT DELIVERY SERVICE) TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

Section 9.12        Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.14        Joint Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.15        Force Majeure. The parties shall be excused from any delay in performance or for non-performance of any of the terms and conditions of this Agreement caused by any Force Majeure event.

Section 9.16        “Force Majeure” shall mean strikes, labor disputes, freight embargoes, interruption or failure in the Internet, telephone or other telecommunications service or related equipment, material interruption in the mail service or other means of communication within the United States, if the a party shall have sustained a material or substantial loss by fire, flood, accident, hurricane, earthquake, theft, sabotage, or other calamity or malicious act, whether or not such loss shall have been insured, acts of God, outbreak or material escalation of hostilities or civil disturbances,  national emergency or war (whether or not declared), or other calamity or crises including a terrorist act or acts affecting the United States, future laws, rules, regulations or acts of any government (including any orders, rules or regulations issued by any official or agency of such government), or any cause beyond the reasonable control of a party.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

SELLER:	BUYER:
_____________________ Mitchell Maiman	By_____________________ Name: Michael Matte Title: Chief Financial Officer
SELLER:
_____________________ Paul Severino
IPS:
By_____________________ Name: Mitchell Maiman Title: President
SELLERS REPRESENTATIVE: Solely with respect to Sections 2.04, 2.05, 7.02, 7.03, 9.02, 9.03 and 9.11
_____________________ Mitchell Maiman

[DISCLOSURE SCHEDULES]